EXHIBIT 21 Subsidiaries


                              SoftNet Systems, Inc.
                     List of Subsidiaries of the Registrant
                               September 30, 2000


The following companies are wholly-owned subsidiaries of the Company:

        Subsidiary                                    State of Incorporation
        -------------------------------------------   ----------------------
        Aerzone Corporation                           Delaware

        ISP Channel, Inc.                             Delaware

        Intelligent Communications, Inc.              Delaware

        Laptop Lane Limited (1)                       Washington


        (1)      A wholly-owned subsidiary of Aerzone Corporation.